UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2016

LONG ISLAND ICED TEA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37808	47-2624098
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

116 Charlotte Avenue, Hicksville, NY 11801

(Address of Principal Executive Offices) (Zip Code)

(855) 542-2832

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 8, 2016, Long Island Iced Tea Corp. (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with The Wilnah International, LLC (the “Seller’), Julio X. Ponce, the owner of a majority of the membership interests of the Seller, and a wholly owned subsidiary of the Company (the “Buyer”). Pursuant to the APA, the Buyer will acquire the ALO Juice® brand and related assets from the Seller and will assume certain liabilities arising out of such assets. In consideration of such assets, the Company will issue to the Seller 5,000 shares of the Company’s common stock. The APA contains customary representations and warranties and covenants of the parties. The closing of the transactions contemplated by the APA is expected to occur in the first quarter of 2017.

Separately, the Company entered an employment agreement with Mr. Ponce, pursuant to which he will serve as Vice President of Southeast and Latin American Sales. The term of the employment agreement is from January 1, 2017 to December 31, 2017. The Company will pay Mr. Ponce a base salary of $90,000 per year. Mr. Ponce will also be eligible to receive a bonus of 62,500 shares of the Company’s common stock based on the introduction or procurement of sales and/or distributorships outside of the Southeast United States and an additional performance bonus of up to 905,769 shares of the Company’s common stock based on sales of Long Island Iced Tea® and ALO Juice® by Mr. Ponce to approved customers reaching target thresholds in 2017. The target thresholds are between $2.5 and $5.5 million for ALO Juice and $2.0 and $4.0 million for the Company products. Notwithstanding the foregoing, if such sales in 2018 do not reach at least 60% of their 2017 levels, the performance bonus will not be payable.

Unless his employment is terminated by the Company without “cause” or by him with “good reason” (as such terms are defined in the employment agreement), or due to his death or disability, upon termination Mr. Ponce will be entitled only to his base salary through the date of termination; valid expense reimbursements; and certain unused vacation pay. If his employment terminated by the Company without “cause” or by him with “good reason,” Mr. Ponce is entitled to be paid his base salary through the date of termination; severance equal to his base salary for a period of one month or until the end of the term, whichever is shorter, conditioned upon him executing a general release and waiver; valid expense reimbursements; and accrued but unused vacation pay. If his employment is terminated due to his death or disability, Mr. Ponce will be entitled only to his base salary through the date of termination; valid expense reimbursements; accrued but unused vacation pay; and all earned and previously approved performance bonuses, subject to certain exclusions.

The employment agreement contains provisions for the protection of the Company’s confidential information and non-competition restrictions (generally imposing restrictions during employment and for a period of six months thereafter on (i) ownership or management of, or employment or consultation with, competing companies, (ii) soliciting employees to terminate their employment (iii) soliciting business from the Company’s customers, and (iv) soliciting prospective acquisition and investment candidates for purposes of acquiring or investing in such entity).

The issuance of the securities described above is being, and will be, made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for the sale of securities not involving a public offering.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2016

LONG ISLAND ICED TEA CORP.

By:	/s/ Philip Thomas
Name:	Philip Thomas
Title:	Chief Executive Officer

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